Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1 of DataMeds AI, Inc. (f/k/a Wellgistics Health, Inc.) of our report dated March 20, 2026 relating to the consolidated financial statements of Wellgistics Health, Inc. included in the Annual Report on Form 10-K for the year ended December 31, 2025 as of and for the years ended December 31, 2025 and 2024 respectively. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Suri & Co., Chartered Accountants

No. 443 & 445 Guna Complex, Chennai

Date: August 07, 2026

Place: Chennai, India